EXHIBIT 3.383
STATE OF SOUTH CAROLINA
SECRETARY OF STATE
ARTICLES OF INCORPORATION
Filed
Jan 22 1996
1. The name of the proposed corporation is QHG OF SPARTANBURG, INC.
2. The initial registered office of the corporation is 2019 Park Street, Columbia, Richland, 29201 and the initial registered agent as such address is Corporation Service Company
3. The corporation is authorized to issue shares of stock as follows: Complete a or b, whichever is applicable:
a. ☑ If the corporation is authorized to issue a single class of shares, the total number of shares authorized is 1,000
b. ☐ The corporation is authorized to issue more than one class of shares:
Class of Shares Authorized No. of Each Class
The relative rights, preferences, and limitations of the shares of each class, and of each series within a class, are as follows:
Common Stock
4. The existence of the corporation shall begin when these articles are filed with the Secretary of State unless a delayed date is indicated (See §33-1-230(b)): ___.
5. The optional provisions which the corporation elects to include in the articles of incorporation are as follows (See §33-2-102 and the applicable comments thereto; and 35-2-105 and 35-2-221 of the 1976 South Carolina Code):
CERTIFIED TO BE A TRUE AND CORRECT COPY AS TAKEN FROM AND COMPARED WITH THE ORIGINAL ON FILE IN THIS OFFICE
Jul __
/s/ Mark Hammond
Secretary of State of South Carolina
6. The name and address of each incorporator is as follows (only one is required);

Name	Address	Signature
Gayle Jenkins (Sole Incorporator)	103 Continental Place Brentwood, TN 37027	/s/ Gayle Jenkins
7. I, Francis P. Mood, an attorney licensed to practice in the State of South Carolina, certify that the corporation, to whose articles of incorporation this certificate is attached, has complied with the requirements Chapter 2, Title 33 of the 1976 South Carolina Code relating to the articles of incorporation.
Date January 17, 1996
/s/ Francis P. Mood
Francis P. Mood
Address Sinkler & Boyd, P.A.
P.O. Box 11889
Columbia, SC 29211

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